As filed with the Securities and Exchange Commission on October 10, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Abeona Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-0221517
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6555 Carnegie Ave, 4th Floor, Cleveland, OH 44103
(Address of Principal Executive Offices) (Zip Code)

Abeona Therapeutics Inc.

2023 Employment Inducement Equity Incentive Plan

(Full title of the plan)

Joseph Vazzano

Chief Financial Officer

Abeona Therapeutics Inc.

6555 Carnegie Ave, 4th Floor

Cleveland, OH 44103

(646) 813-4701

(Name, address, and telephone number, including area code, of agent for service)

Copies of Correspondence to:

Sean M. Ewen, Esq.

Jared N. Fertman, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019-6099

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Abeona Therapeutics Inc. (the “Company” or “Registrant”) with the Commission are hereby incorporated by reference into this Registration Statement:

(i)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (filed with the Commission on March 29, 2023), as amended by Amendment No. 1 on Form 10-K/A (filed on April 10, 2023);

(ii)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 (filed with the Commission on May 11, 2023);

(iii)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 (filed with the Commission on August 8, 2023);

(iv)	The Company’s Current Reports on Form 8-K filed with the Commission April 11, 2023, May 17, 2023, July 3, 2023 and July 7, 2023; and

(v)	The description of our common stock, par value $0.01 per share contained in our Registration Statement on Form 8-A, dated and filed with the SEC on November 4, 2014, as updated by Exhibit 4.4 to our Form 10-K for the fiscal year ended December 31, 2019, and including any amendments or reports filed with the SEC for the purpose of updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that the Company has sold all of the securities offered under this Registration Statement or deregisters the distribution of all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Company files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable

Item 5. Interests of Named Experts and Counsel.

The validity of the securities registered hereby is being passed upon for us by Willkie Farr & Gallagher LLP. One or more partners or other employees of Willkie Farr & Gallagher LLP may beneficially own shares of our common stock.

Item 6. Indemnification of Directors and Officers.

General Corporation Law of the State of Delaware

Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), the Company is empowered to indemnify its directors and officers in the circumstances therein provided. Certain portions of Section 145 are summarized below:

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and in criminal actions where such person had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Under Section 145(c) of the DGCL, indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by directors, officers, employees, and agents is required in those cases where the person to be indemnified has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue, or matter therein.

Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee, or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit, or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Under Section 145(g) of the DGCL, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation, a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against liability asserted against or incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to provide indemnity under Section 145.

Amended and Restated Certificate of Incorporation

Article X of the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Abeona Therapeutics Inc. 2023 Employment Inducement Equity Incentive Plan (the “Inducement Plan”)

Section 3(d) of the Inducement Plan provides that no member of the Compensation Committee or the Board shall be liable for any act or omission made in good faith with respect to the Inducement Plan or any award thereunder.

Indemnification and Executive Agreements

The Company has entered into indemnification agreements (the “Indemnification Agreements”) with each of its directors and executive officers. The terms of the Indemnification Agreements, subject to certain exceptions, generally provide that the Company will hold harmless and indemnify the indemnitee to the fullest extent permitted by the DGCL against any and all judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any claims, suits, or proceedings arising in connection with his or her service as a director or executive officer of the Company. Additionally, the Indemnification Agreements provide that the indemnitee is entitled to the advancement of expenses, subject to certain exceptions and repayment conditions, incurred in connection with such claims, suits, or proceedings.

Directors’ and Officers’ Insurance Policies

The Company maintains insurance policies that, subject to conditions, limitations, and exclusions, provide for indemnification of the Company’s directors and officers and for reimbursement to the Company of amounts paid as indemnity to any of its directors or officers.

The above discussion of the Certificate of Incorporation, the Inducement Plan, the Indemnification Agreements, and Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Certificate of Incorporation, Plan, Indemnification Agreements, and applicable statutes.

Item 7. Exempt from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index below, which is incorporated herein by reference.

EXHIBIT INDEX

Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Restated Certificate of Incorporation of Abeona Therapeutics Inc.	10-Q	001-15771	3.1	May 10, 2019
4.2	Certificate of Amendment to Restated Certificate of Incorporation of Abeona Therapeutics Inc.	8-K	001-15771	3.1	June 30, 2022
4.3	Amended and Restated Bylaws of Abeona Therapeutics Inc.	10-K	001-15771	3.3	March 29, 2023
5.1	Opinion of Willkie Farr & Gallagher LLP					X
23.1	Consent of Whitley Penn LLP					X
23.2	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1 hereto)					X
24.1	Powers of Attorney (included in the signature page of this Registration Statement)					X
99.1	Abeona Therapeutics Inc. 2023 Employment Inducement Equity Incentive Plan, effective September 28, 2023					X
99.2	Form of Restricted Stock Award Agreement to the Abeona Therapeutics Inc. 2023 Employment Inducement Equity Incentive Plan					X
107	Filing Fee Table					X

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply to this Registration Statement on Form S-8 if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morristown, in the state of New Jersey, on the 10th day of October, 2023.

ABEONA THERAPEUTICS INC.

By:	/s/ Joseph Vazzano
Joseph Vazzano
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Vishwas Seshadri and Joseph Vazzano and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and dates indicated:

Signature	Title	Date

/s/ Vishwas Seshadri	President, Chief Executive Officer and Director (Principal Executive Officer)	October 9, 2023
Vishwas Seshadri

/s/ Joseph Vazzano	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 9, 2023
Joseph Vazzano

/s/ Leila Alland	Director	October 9, 2023
Leila Alland

/s/ Mark Alvino	Director	October 10, 2023
Mark Alvino

/s/ Michael Amoroso	Director	October 10, 2023
Michael Amoroso

/s/ Faith Charles	Director	October 9, 2023
Faith Charles

/s/ Christine Silverstein	Director	October 10, 2023
Christine Silverstein

/s/ Donald Wuchterl	Director	October 9, 2023
Donald Wuchterl

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